2595 Dallas Parkway, Suite 310
Dallas, TX 75034
Kristin Trecker
Executive Vice President & Chief Human Resources Officer
+1 214.618.4984
kristin.trecker@integer.net

February 13, 2017

Gary Haire

Dear Gary:

I am very pleased to confirm our revised offer of employment to you for the position of Chief Financial Officer for Integer Holdings Corporation, reporting directly to Thomas J. Hook, President & Chief Executive Officer. Your position will be based at our headquarter facilities. In that role, you will be a member of the Company’s Executive Leadership Team. The members of the Executive Leadership Team look forward to your acceptance of this offer and a productive and successful working relationship. The “Effective Date‟ of this agreement will be the agreed upon employment start date.

You agree to perform your duties, which will be the duties customarily performed by a Chief Financial Officer, and discharge your responsibilities in a faithful manner to the best of your ability. You agree to devote your full business time and attention to the leadership and conduct of your function and the business to the best of your ability. You also agree that you will not accept other gainful employment or engage in any outside business concerns or activities without the consent of the Company.

Compensation

Through compensation, benefits and annual and long term incentive programs, Integer provides its Executives with significant opportunities on a reward for performance basis. The objective of these programs is to recognize and reward individual and Company performance.

Base Salary: As of the Effective Date, your base salary will be $16,153.85 per bi-weekly pay period (equivalent to $420,000 per annum). The Company will, in good faith, review your performance and salary on an annual basis, and will consider appropriate increases in your salary, but will not decrease your salary, based on your performance and the successful achievement of agreed upon objectives. Our performance year is consistent with the Company’s fiscal year.

Incentive Awards: As a member of the Executive Leadership Team, you are directly awarded for your individual performance and impact on the Company’s short and long term success.

Gary Haire
February 13, 2017

Beginning with 2017, you will be eligible to participate in the Company’s Short Term Incentive (STI) plan. The STI plan provides an award reflecting your grade level and your contributions. Based on your level, your 2017 STI incentive will be 65% of base salary at target. and will be pro-rated based upon your Effective Date. For 2017, the STI award will be made at the target level in the form of Restricted Stock Units that will vest subject to the achievement of Board-approved financial metrics. Based on the performance results achieved, you can earn up to 150% of the total target bonus. Any portion of the STI award earned in excess of target will be payable in cash. Any Restricted Stock Units will be awarded under the Greatbatch, Inc. 2016 Stock Incentive Plan, a copy of which is enclosed for your reference.

Beginning in 2018, you will be eligible to participate in our Long Term Incentive Program. Under the Long Term Incentive (LTI) program, you have the opportunity for equity awards at significant levels. It is intended to reward performance that drives Integer in the achievement of its strategic and operating goals. The awards for LTI are determined each year by the Board of Directors based on role and individual performance.

Special Equity Grant: We also are pleased to provide you with equity grants having an aggregate value of $600,000 consisting of (1) $300,000 in value of Restricted Stock Units that will vest in three equal annual installments beginning on the last day of fiscal year 2017, and (2) $300,000 in value of non-qualified stock options (“NQSO”) that will have an exercise price fixed at the closing price per share of the Company’s common stock on the New York Stock Exchange on the close of business on the grant date. The NQSOs will vest and become exercisable in three equal annual installments on the last day of each fiscal year beginning with fiscal year 2017. Such awards will be documented through a separate award agreement, which will be subject to approval by the Compensation & Organization Committee of the Board of Directors as soon as practicable.

Other Benefits

You will be entitled to participate in the programs from time to time generally offered to the similarly situated Executives of the Company. These plans, policies and programs are subject to change at the sole discretion of the Company. The current benefits currently include the following:

Life Insurance: At the Company’s expense, term life insurance with a total face value of $1,000,000, with the death beneficiary designated by you.

Disability: Participation in the Executive long term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years).

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Gary Haire
February 13, 2017

Executive Physical Examination: Consistent with our interest in you maintaining your personal health, eligibility for the key management Physical Examination Program.

Financial Planning Assistance: This benefit provides reimbursement of certain expenses incurred in connection with your personal financial and estate planning.

Director and Officer Liability and Fiduciary Insurance: You are covered by the Company’s Director and Officer Liability Insurance policies. In addition, you will be covered by the Company’s fiduciary liability insurance for any service related to employee benefit plans.

Reimbursement of Expenses

You will be reimbursed for reasonable expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related business travel, hotel and meal expenses.

Change of Control

If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement to be entered into between you and the Company, the form of which is enclosed, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

Termination of Employment

If at any time during your employment the Company terminates your employment for reason other than cause, you will be entitled to receive a severance benefit, payable in a single lump sum cash payment, that is equal to the sum of one year of your current base salary at the time of your termination of employment and the amount the Company reasonably anticipates it would otherwise have contributed to the Company’s medical plan on your behalf for the 12 months following the date of termination, less applicable tax withholdings. As a condition of receipt of the severance benefit, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of termination of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein. If you timely provide

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Gary Haire
February 13, 2017

an effective Separation Agreement and Release to the Company, the severance benefit will be paid on the 60th day following your termination of employment. Notwithstanding the foregoing, no severance benefit will be paid under this paragraph if a severance benefit is payable under the Change of Control Agreement.

If your employment is terminated for cause, you will not be eligible for the continuation of pay or benefits with the exception of accrued benefits. “Cause” means a material breach of this agreement, gross negligence or willful misconduct in the performance of your duties, dishonesty to the Company, or the commission of a felony that results in a conviction of law.

At-Will Employment

In accepting this new position with the Company, you certify that you understand and accept that your employment will be on an at-will basis, and that except as expressly set forth herein neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company will have the right to terminate your employment at any time, with or without cause or advance notice.

Code Section 409A Compliance

It is intended that all terms and payments under this letter comply with and be administered in accordance with Section 409A of the Internal Revenue Code (the “Code”) so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this letter that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. If payment or provision of any amount or benefit under this letter at the time specified would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The Company will, to the extent reasonably possible, amend this letter in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that no amendment is required if such amendment would change the amount payable by the Company under this letter.

Notwithstanding any other provision of the letter, if it is determined that you are a Specified Employee and that any amount or benefit payable under this letter (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a separation from service, then the amount or benefit will not be paid (or begin to be paid) prior to the date that is six months after the

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Gary Haire
February 13, 2017

date of your separation from service (or, if earlier, your date of death). Payment of any amount or benefit to which you would otherwise be entitled during the first six months following the date of your separation from service will be accumulated and paid on the day that is six months after the date of your separation from service. For purposes of this letter, a “Specified Employee” is an individual who is determined to be a “specified employee” within the meaning of Code Section 409A.
Any reimbursement of expenses or in-kind benefits provided under this letter subject to, and not exempt from, Code Section 409A will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid on or before the last day of the calendar year following the calendar year in which the expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

Status of Offer

This offer of employment is subject to board approval and is contingent on your signing the enclosed Inventions, Non-Disclosure and Non-Solicitation Agreement on your first day of employment, the Company receiving satisfactory results of a pre-employment background verification and physical, and a negative result on your drug screen. Consistent with our standard operating procedures you are requested to complete and return the enclosed Employment Application Form, Personal Data Sheet, and Consent & Disclosure Form.

To confirm your acceptance of this position, please sign this letter on the line below and return to my attention via email at kristin.trecker@integer.net.

Gary, we are looking forward to having you join Integer as a member of the Executive Leadership Team

Sincerely,

Kristin Trecker
Executive Vice President & Chief Human Resources Officer

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Gary Haire
February 13, 2017

Understood, agreed and accepted:

_/s/ Gary Haire_______________________                _February 13, 2017____________
Gary Haire                                                            Date

Enclosures:

•	Form of Change of Control Agreement

•	Officer Indemnification Agreement

•	Greatbatch, Inc. 2016 Stock Incentive Plan & Prospectus

•	Key Management Physical Examination Program

•	Key Manager “Financial Planning” Program

New Hire Packet (Items to be mailed to your home)

•	Inventions, Non-Disclosure and Non-Solicitation Agreement

•	New Hire Packet & Benefits Enrollment Materials

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